Exhibit 21.1

CEVA, INC.

Subsidiaries

The following are the subsidiaries of CEVA, Inc.

Name	Jurisdiction of Incorporation
CEVA (NI) Limited	Northern Ireland
CEVA (UK) Limited	Northern Ireland
CEVA Communications Limited	Republic of Ireland
CEVA Design Limited	Republic of Ireland
CEVA Development, Inc.	California
CEVA Holdings BV	The Netherlands
CEVA Inc.	Cayman Islands
CEVA Ireland Limited	Republic of Ireland
Ceva D.S.P. Ltd.	Israel
CEVA Research Limited	Republic of Ireland
CEVA Services Limited	Republic of Ireland
CEVA Software Limited	Republic of Ireland
CEVA Systems. Inc.	Delaware
Nihon CEVA KK	Japan
CEVA Technologies Limited	Republic of Ireland
PARTHUSCEVA Technologies Limited	Hong Kong
PARTHUS Technologies SARL	France
CEVA SARL	France
CEVA Technologies, Inc	Delaware